Exhibit 99.1

Mel Elliot Resigns from Wilshire Bancorp Board of Directors

LOS ANGELES (January 31, 2011) –Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, announced today that Mel Elliot resigned from the Board of Directors of Wilshire Bancorp and Wilshire State Bank, with his resignation to be effective as of January 31, 2011.

Mr. Elliot was a Class II director and a member of the Wilshire Bancorp’s Human Resources Committee.  He also served as the Chairman of Wilshire State Bank’s Compliance/BSA/CRA Committee.  Mr. Elliot has served as a director of the Wilshire Bancorp or Wilshire State Bank for 30 years, and tendered his resignation at the time of his voluntary retirement.  Mr. Elliot indicated that his resignation is due to personal reasons including his planned retirement, and that it is not due to any disagreement with the company or the bank.

Chairman of the Board Steven Koh stated: “On behalf of the Board of Directors and Wilshire Bancorp, I extend our sincere appreciation to Mr. Elliot for his long years of service.   Mr. Elliot was a founding member of Wilshire’s Board of Directors, and we appreciate his dedication, counsel, and numerous contributions to our organization.  We are in the process of searching for a qualified individual who can fill the vacancy created by Mr. Elliot’s resignation and assist the company in advancing its strategic business agenda.”

Mr. Elliot, age 85, joined Wilshire State Bank’s Board of Directors in 1981, and was appointed to Wilshire Bancorp’s Board as a “Class II Director” in connection with the holding company reorganization in August 2004.

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and six loan production offices in Dallas, Houston, Atlanta, Denver, Annandale, Virginia, and Fort Lee, New Jersey, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.